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Exhibit (12)

(Form of Tax Opinion)

                  , 2015

Eaton Vance Special Investment Trust

Two International Place

Boston, Massachusetts 02110

Re:

Reorganization to Combine Series of a Massachusetts Business Trust

Ladies and Gentlemen:

Eaton Vance Special Investment Trust, a Massachusetts business trust, on behalf of Eaton Vance Growth Fund (formerly Eaton Vance Large-Cap Growth Fund) (the “Acquiring Fund”) and Eaton Vance Growth Trust, a Massachusetts business trust, on behalf of Eaton Vance Multi-Cap Growth Fund (the “Acquired Fund”), each a segregated portfolio of assets (“series”) thereof, has requested our opinion as to certain federal income tax consequences of a transaction (the “Reorganization”) in which the Acquiring Fund will acquire substantially all of the assets of the Acquired Fund in exchange for shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”) and the assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of the Acquiring Fund Shares pro rata to the holders (“Shareholders”) of shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”) pursuant to an Agreement and Plan of Reorganization (“Plan”) entered into by the Acquired Fund and the Acquiring Fund as of       .1  Immediately after the Reorganization, the Acquiring Fund will contribute the assets acquired from the Acquired Fund to Growth Portfolio (formerly Large-Cap Growth Portfolio), a Massachusetts business trust in which the Acquiring Fund invests all of its assets (the “Contribution”).

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated November 25, 2014 regarding the Reorganization, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents and, with your permission, that any act or circumstance stated therein as being intended has in fact occurred.  In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

___________________

1 Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

New York    Washington    Paris    London    Milan    Rome    Frankfurt    Brussels    Houston

in alliance with Dickson Minto W.S., London and Edinburgh

Eaton Vance Special Investment Trust

__________, 2015

As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations of officers of the Funds (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of the close of business on the date hereof (“Effective Time”).  We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts and assumptions described above, and conditioned on the Representations being true and complete at the Effective Time and the Reorganization being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

1.

Under section 361 of the Internal Revenue Code of 1986, as amended (“Code”), no gain or loss will be recognized by the Acquired Fund on the in-kind distribution of Acquiring Fund Shares in the Redemption.

2.

The Reorganization will qualify as a “reorganization” under section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be a “party to the reorganization” within the meaning of section 368(b) of the Code.

3.

Under section 361 and 357(a) of the Code, Acquired Fund will recognize no gain or loss on the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of Acquired Fund liabilities, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in section 1256(b) of the Code or stock in a passive foreign investment company, as defined in section 1297(a) of the Code.

4.

Under section 1032 of the Code, Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund’s assets in exchange solely for the Acquiring Fund Shares and Acquiring Fund’s assumption of the Acquired Fund’s liabilities.

5.

Under section 362(b) of the Code, the adjusted basis of the Acquired Fund’s assets in the hands of the Acquiring Fund will be the same as the basis of such assets in the Acquired Fund’s hands immediately prior to the Reorganization, except for certain adjustments that may be required to be made as a result of the close of the Acquired Fund’s taxable year due to the Reorganization or as a result of gain recognized on the transfer of certain assets of the Acquired Fund.

6.

Under section 1223(2) of the Code, Acquiring Fund’s holding period for each Acquired Fund asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating the holding period for an Acquired Fund asset and except for any assets which may be marked to market for U.S. federal

Eaton Vance Special Investment Trust

__________, 2015

income tax purposes on the termination of the Acquired Fund’s taxable year or on which gain was recognized upon the transfer to the Acquiring Fund).

7.

No gain or loss will be recognized by the Acquiring Fund or Growth Portfolio on the Contribution.  Acquiring Fund’s basis in its interest in Growth Portfolio will be increased by the basis it had in the contributed property at the time of the Contribution, and Growth Portfolio’s basis for such contributed property will be the same as the basis thereof in the Acquiring Fund’s hands at the time of the Contribution.

8.

Under section 354 of the Code, the Shareholders will recognize no gain or loss on the exchange of Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization.

9.

Under section 358 of the Code, a Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its respective Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares.

10.

Under section 1223(1), a Shareholder’s holding period for the Acquiring Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the respective Acquired Fund Shares surrendered in exchanged therefor, provided the Shareholder holds those Acquired Fund Shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder with respect to any Acquired Fund asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination of transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Representations and in the various other documents related thereto.  We do not express an opinion as to the effect of the Reorganization on the Acquired Fund with respect to the recognition of any unrealized gain or loss for any asset that is required to be marked to market for U.S. federal income tax purposes upon termination of the Acquired Fund’s taxable year or as a result of the transfer of certain assets of the Acquired Fund.  Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Eaton Vance Special Investment Trust

__________, 2015

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent, provided that we hereby consent to this opinion accompanying the Registration Statement for the Acquiring Fund when it is filed with the Securities and Exchange Commission and to the reference to our firm in that Registration Statement.

Very truly yours,